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                                                                 EXHIBIT 10.1


                COMMERCIAL CONTRACT TO BUY AND SELL REAL ESTATE

                                            FEBRUARY 24, 1997


1. PARTIES AND PROPERTY, JOHN R. OVERTURF, SR., ALAN M. AGEE, JACK K. AGEE, RONALD MANUS and/or ASSIGNS, as tenants in common, (hereinafter referred to as "Buyer") agree to buy, and the Rockies Fund, Inc., A Nevada Corporation, (hereinafter referred to as "Seller") agrees to sell, on the terms and conditions set forth in this contract, the following described real estate in the County of El Paso, Colorado, to wit: Lot 1, Block 1, Crossroads North, Filing No. 20 est. part conv to City Bks 3975-110, 5097-234, Colorado Springs, Colorado, and also known as 4465 Northpark Drive, Colorado Springs, Colorado 80907, together with all interest of Seller in vacated streets and alleys adjacent thereto, all easements and other appurtenances thereto, all improvements therein and all attached fixture therein (collectively the Property).

2.   INCLUSION/EXCLUSIONS.  The purchase price includes the following items:
(a) if attached to the Property on the date of this contract: lighting, heating, plumbing, ventilating, and air conditioning fixtures, TV antennas, water softeners, smoke/fire/burglar alarms, security devices, inside telephone wiring and connecting blocks/jacks, plants, mirrors, floor coverings, intercom systems, built-in kitchen appliances, sprinkler systems, and controls; (b) if on the Property whether attached or not on the date of this contract: storm windows, storm doors, window and porch shades, awnings, blinds, screens, curtain rods, drapery rods, all keys and (c) all architectural and building plans. The above described included items (inclusions) are to be conveyed to Buyer by Seller by bill of sale at the closing, free and clear of all taxes, items and encumbrances, except as provided in Section 12. The following attached fixtures are excluded from this sale: None.

3. PURCHASE PRICE AND TERMS. The purchase price shall be $1,080,000, payable in U.S. dollars by Buyer as follows:

(a) EARNEST MONEY. $5,000.00 earnest money deposit to become non-refundable upon expiration of the inspection period and letter of assignment of the existing promissory note and deed of trust from the bank, and party payment of the purchase price payable to and held by Seller, in trust, on behalf of the both Seller and Buyer to deliver the earnest money deposit to the closing agent, if any, at or before closing.

The balance of $1, 075,000.00 (purchase price less earnest money) shall be paid as follows:

(b) CASH AT CLOSING. $725,000.00, plus closing costs, to be paid by Buyer at the closing in funds which comply with all applicable Colorado laws, which include cash, electronic transfer funds, certified check, savings and loan teller's check and cashier's check (Good Funds). Subject to the provisions of
Section 4, if the existing loan balance at the time of closing shall be different from the loan balance in Section 3, the adjustment shall be made in Good Funds at closing.

(c) ASSUMPTION. $350.000.00, by Buyers, assuming and agreeing to pay an existing loan in the approximate amount, presently payable at $5,806.00 per month including principal, interest presently at 8% per annum.

Buyer agrees to pay a loan transfer fee not to exceed $500.00. At the time of assumption, the new interest rate shall not exceed 8.00% per annum and the new monthly payment shall not exceed $5,806.00 principal and interest. Seller shall be released from liability on said loan. If applicable, compliance with the requirements for release from liability shall be evidenced by delivery at closing of an appropriate letter from lender. Cost payable for release of liability shall be paid by Buyer in an amount not to exceed $250.00.

4.   FINANCING CONDITIONS AND OBLIGATIONS.

(a) LOAN APPLICATION(S). If Buyer is to pay all or part of the purchase price as set forth in Section 3 by assuming an existing loan which is not to be released at closing, Buyer, if required by such lender, shall make written application within 14 calendar days from acceptance of this contract. Buyer shall cooperate with Seller and lender to obtain loan approval, diligently and timely pursue same in good faith, execute all documents and furnish all information and documents required by the lender, and, subject to Section 3, timely pay the costs of obtaining such loan or lender consent.

(b) LOAN APPROVAL. If Buyer is to pay all or part of the purchase price by assuming the existing loan as specified in Section 3, this contract is conditional upon lender's approval of the new loan 35 calendar days from acceptance of this contract. If not so approved by said date, then this contact may be extended for an additional 60 days, at Buyer's option, in order
to secure new financing.   If Buyer is unable to secure acceptable financing
within the 60 day period, this contract shall terminate.

(c) EXISTING LOAN REVIEW. If an existing loan is not to be released at closing, Seller shall provide copies of the loan documents (including note, deed of trust, modifications) to Buyer within 7 calendar days from acceptance of this contract. This contract is conditional upon Buyer's review and approval of the provisions of such loan documents. Buyer consents to the provisions of such loan documents if no written objection is received by Seller from Buyer within 10 calendar days from Buyer's receipt of such documents. If the lender's approval of a transfer of the Property is required, this contract is conditional upon Buyer's obtaining such approval without charge in the terms of such loan, except as set forth in Section 3.

(d) ASSUMPTION BALANCE. If Buyer is to pay all or part of the purchase price by assuming an existing loan and if the actual principal balance of the existing loan at the date of closing is less than the amount in Section 3 and the amount of cash required from Buyer at closing is increased by more than $15,000.00 then Buyer may terminate this contract effective upon receipt by Seller of Buyers written notice of termination.

5. APPRAISAL PROVISIONS. Buyer shall have the right to terminate this contract if the purchase price exceeds the Property's valuation determined by an appraiser engaged by Buyer. If Seller receives a copy of such appraisal or written notice from lender which confirms the Property's valuation is less than the purchase price, on or before 35 calendar days from acceptance of this contract (Appraisal Deadline), this contract shall terminate. Buyer shall have the privilege and option of proceeding with consummation of this contract without regard to the amount of the appraised valuation. Upon closing, Buyer waives any objection to the Property's valuation.

6. COST OF APPRAISAL. Cost of any appraisal to be obtained after the contract date shall be paid by Buyer.

7. ASSIGNABLE. Upon written consent by Seller not to be unreasonably withheld, this contract shall be assignable by Buyer and shall inure to the benefit of an be binding upon the heirs, personal representative, successors and assigns of the parties.

8. EVIDENCE OF TITLE. Seller shall furnish to Buyer, at Seller's expense, a current commitment for owner's title insurance policy in an amount equal to the purchase price, on or before 10 calendar days from acceptance of this contract (Title Deadline). Buyer may require of Seller that copies of instruments (or abstracts of instruments) listed in the schedule of exceptions (Exceptions) in the title insurance commitment also be furnished to Buyer at Seller's expense. This requirement shall pertain only to instruments shown of record in the office of the clerk and recorder of the designated county or counties. The title insurance commitment together with any copies or abstracts of instruments furnished pursuant to this Section 8, constitutes the title documents (Title Documents). Buyer, or Buyer's designee, must request Seller, in writing to furnish copies or abstracts of instruments listed in the schedule of exceptions no later than 15 calendar days after Title Deadline. Seller will pay premium at closing and have the title insurance policy delivered to Buyer as soon as practicable after closing.

9.   TITLE.

(a) TITLE REVIEW. Buyer shall have the right to inspect the Title Documents. Written notice by Buyer of unmerchantability of title or of any other unsatisfactory title condition shown by the Title Documents or abstract shall be signed by or on behalf of Buyer and given to Seller on or before 20 calendar days after Title Deadline, or within five (5) calendar days after receipt by Buyer of any Title Document(s) or endorsement(s) adding new Exception(s) to the title commitment together with a copy of the Title Document adding new Exception(s) to title. If Seller does not receive Buyer's notice by the date(s) specified above, Buyer accepts the condition of title as disclosed by the Title Documents as satisfactory.

(b) MATTERS NOT SHOWN BY THE PUBLIC RECORDS. Seller shall deliver to Buyer, on or before the Title Deadline set forth in Section 8, true copies of all lease(s) and survey(s) in Seller's possession pertaining to the property and shall disclose to Buyer all easements, (liens or other title matters not shown by the public records of which Seller has actual knowledge. Buyer shall have the right to inspect the property to determine if any third party(s) has any right in the property not shown by the public records (Such as an unrecorded easement,unrecorded lease, or boundary line discrepancy). Written notice of any unsatisfactory condition(s) disclosed by Seller or revealed by such inspection shall be signed by or on behalf of Buyer and given to Seller on or before 20 days from the Title Deadline. IF Seller does not receive Buyer's notice by said date, Buyer accepts title subject to such rights, if any, of third parties of which Buyer has actual knowledge.

(c) SPECIAL TAXING DISTRICTS. Special taxing districts may be subject to general obligation indebtedness that is paid by revenue produced from annual tax (levies on the taxable property within such districts. Property owners in such districts may be placed at risk for increased mill levies and excessive tax burdens to support the servicing of such debt where circumstances arise resulting in the inability of such a district to discharge such indebtedness without such an increase in mill levies. Buyer should investigate the debt financing requirements of the authorized general obligation indebtedness of such districts, existing mill levies of such district servicing such indebtedness, and the potential for an increase in such mill levies. In the event the property is located within a special district servicing such indebtedness, and the potential for an increase in such mill levies. In the event the Property is located within a special taxing district and Buyer desires to terminate this contract as a result, if written notice is given to Seller on or before the date set forth in Section 9 (b), this contract shall then terminate. If Seller does not receive Buyer's notice by the date specified above, Buyer accepts the effect of the Property's inclusion in such special taxing district(s) and waives the right to so terminate.

(d) RIGHT TO CURE. If Seller receives notice of unmerchantability of title or any other unsatisfactory title condition(s) as provided in subsection (a) or (b) above, Seller shall use reasonable effort to correct said unsatisfactory title condition(s) prior to the date of closing. If Seller fails to correct said unsatisfactory title condition(s) on or before the date of closing, this contract shall then terminate; provided, however, Buyer may, by written notice received by Seller, on or before closing, waive objection to said unsatisfactory title condition(s).

10. INSPECTION. Seller agrees to provide Buyer on or before 10 calendar days from acceptance of this contract with a Seller's Property Disclosure form completed by Seller to the best of Sellers current actual knowledge. Buyer or any designee, shall have the right to have inspection(s) of the physical condition of the Property and inclusions, at Buyer's expense. If written notice of any unsatisfactory condition, signed by or on behalf of Buyer, is not received by Seller on or before 30 days of receipt of Seller's Property Disclosure form (Objection Deadline), the physical condition of the property and inclusions shall be deemed to be satisfactory to Buyer. If such notice is received by Seller as set forth above, and if Buyer and Seller have not agreed, in writing, to a settlement thereof on or before 5 days following the Resolution Deadline; unless, within the three calendar days, Seller receives written notice from Buyer waiving objection to any unsatisfactory condition. Buyer is responsible for and shall pay for any damage which occurs to the Property and inclusions as a result of such inspection.

11. DATE OF CLOSING. The date of closing shall be March 31, 1997, or by mutual agreement at an earlier date. The place of closing shall be Land Title Company in Colorado Springs. The hour of closing shall be as designated by Seller and Buyer at a later date.

12. TRANSFER OF TITLE. Subject to tender or payment at closing as required herein and compliance by Buyer with the other terms and provisions hereof, Seller shall execute and deliver a good and sufficient General Warranty Deed to Buyer, on closing conveying the Property free and clear of all taxes except the general taxes for the year of closing, and without further exceptions. Title shall be conveyed free and clear of all liens for year of closing, and without further exceptions. Title shall be conveyed free and clear of all liens for special improvements installed as of the date of Buyer's signature heron, whether assessed or not; except (i) distribution utility easements (including cable TV), (ii) those matters reflected by the Title Documents accepted by Buyer in accordance with subsection 9 (a), (iii) those rights, if any of third parties in Property not shown by the public records in accordance with subjection 9 (b), (iv) inclusion of the Property with any special taxing district, and (v) subject to building and zoning regulations.

13. PAYMENT OF ENCUMBRANCES. Any encumbrance required to be paid shall be paid at or before closing from the proceeds of transaction or from any other source.

14. CLOSING COSTS, DOCUMENTS AND SERVICES. Buyer and Seller shall pay, in Good Funds, their respective closing costs and all other items required to be paid at closing, except as otherwise provided therein. Buyer and Seller shall sign and complete all customary or required documents at or before closing. Fees for real estate closing services shall not exceed $300.00 and shall be paid at closing by Buyer and Seller equally. Any local transfer tax and sales and use tax that may accrue because of this transaction shall be paid when due by Seller.

15. PRORATIONS. General taxes for the year of closing, based on the taxes for the calendar year immediately proceeding closing, rents, water and sewer charges, all other utilities, insurance owner's association dues, and interest on continuing loan(s), if any, and all other building operating expenses shall be prorated to date of closing.

16. POSSESSION. Possession of the Property shall be delivered to Buyer at closing subject to the existing Lease(s) or tenancy(s), except the Rockies Fund, Inc. shall lease their existing space for the sum of 1,000.00 per month for one year from the date of closing subject to the terms and conditions of the Navigator's lease. Further, The Rockies Fund, Inc., shall have an option to lease their existing space for an additional four years at 7% below the then market rate which is also subject to the terms and conditions of the Navigator's lease.

17. CONDITION OF AND DAMAGE TO PROPERTY. Except as otherwise provided in this contract, the Property and Inclusions shall be delivered in the condition existing as of the date of this contract, ordinary were and tear excepted. In the event the Property shall be damaged by fire or other casualty prior to the time of closing, in an amount of not more than ten percent of the total purchase price, Seller shall be obligated to repair the same before the date of closing. in the event such damage is not repaired within said time or if the damage exceeds such sum, this contract may be terminated at the option of the Buyer. Should Buyer elect to carry out this contract despite such damage, Buyer shall be entitled to credit for all the insurance proceeds resulting from such damage to the Property and Inclusions, not exceeding, however, the total purchase price. Should any inclusion(s) or service(s) fall or be damage between the date of this contract and the date of closing or the date of possession, whichever shall be earlier, then Seller shall be liable for the repair or replacement of such insurance proceeds received by Buyer covering such repair or replacement.

18. SURVEY. Seller, at its expense shall furnish purchaser with a current boundary line and improvement survey of the premises, to be prepared by a dully licensed Colorado land surveyor, on or before 21 days after mutual acceptance of this contract. This survey shall show the location of all improvements, streets, roads, easements, rights-of-way on or adjacent to the premises, and shall set forth the total acreage and the number of net square feet comprising the land and building, and shall set forth the total average and the number of net square feet comprising the land and building, and shall contain the surveyors certification to seller, purchaser and the title company. Such survey shall also show the location and size of the water lines, sanitary sewer lines, and utility lines serving the premises, as well as all other easements and rights-of-way which shall be identified with the proper recording book and page of instruments creating such easements and rights-of-way. The survey shall state that a physical inspection of the property revealed no improvements situated upon or adjacent to the property which are the subject of any encroachments and that no easements or rights-of-way have been physically violated in any respect.

19. OFFSETS OR CLAIMS. Seller warrants that to the best of Seller's knowledge, no fact exists giving rise to any offsets or claims against Landlord by tenant or other third parties relating to the property and/or lease, and agrees to indemnify and hold Purchaser harmless against said offset or claims for events that occur prior to the closing date.

20. TIME OF ESSENCE/REMEDIES. Time is of the essence hereof. If any note or check received as earnest money hereunder or any other payment due hereunder is not paid, honored or tendered when due, or if any other obligation hereunder is not performed or waived as herein proved, there shall be the following remedies:

(a) IF BUYER IS IN DEFAULT: All payments and things of value received hereunder shall be forfeited by Buyer and retained on behalf of Seller and both parties shall thereafter be released from all obligations hereunder. It is agreed that such payments and things of value are LIQUIDATED DAMAGES and (except as provided in subsection (c) are SELLER'S SOLE AND ONLY REMEDY for Buyer's failure to perform the obligations of this contract. Seller expressly waives the remedies of specific performance and additional damages.

(b) IF SELLER IS IN DEFAULT. Buyer may elect to treat this contract as canceled, in which case all payments and things of value received hereunder shall be returned and Buyer may recover such damages as may be proper, or Buyer may elect to treat this contract as being in full force and effect and Buyer shall have the right to specific performance or damages, or both.

(c) COSTS AND EXPENSES. Anything to the contrary herein notwithstanding, in the event of any arbitration or litigation arising out of this contract, the arbitrator or court shall award to the prevailing party all reasonable costs and expenses, including attorney fees.

22. EARNEST MONEY DISPUTE. Notwithstanding any termination of this contract, Buyer and Seller agree that, in the event of any controversy regarding the earnest money and things of value held by broker or closing agent, unless mutual written instruction are received by the holder of the earnest money and things of value, broker or closing agent shall not be required to take any action but may await any proceeding, or at broker's or closing agent's option and sole discretion, may interplead all parties and deposit any moneys or things of value into a court of competent jurisdiction and shall recover court costs and reasonable attorney fees.

23. ALTERNATIVE DISPUTE RESOLUTION; MEDITATION. If a dispute arises between the parties relating to this contract, the parties agree to submit the dispute to mediation. The parties will jointly appoint an acceptable may then proceed with such other means of dispute resolution as they do chose.

24. TERMINATION. In the event this contract is terminated, all payments and things of value received hereunder shall be returned and the parties shall be retrieved of all obligations hereunder, subject to Section 19.

25. NOTICE TO PARTIES. Any notice to Buyer shall be effective when received by Buyer. Any notice to seller shall be effective when received by Seller.

26. NOTIFICATION OF THIS CONTRACT. No subsequent modification of any of the terms of this contract shall be valid binding, upon the parties, or enforceable unless made in writing and signed by the parties.

27. ENTIRE AGREEMENT. This contract constitutes the entire contract between the parties relating to the subject hereof, and any prior agreement pertaining thereto, whether oral or written, have been merged and integrated into this contract.

28. NOTICE OF ACCEPTANCE; COUNTERPARTS. This proposal shall expire unless accepted in writing, by Buyer and Seller, as evidenced by their signatures below, and the offering party receives notice of such acceptance on or before 5:00 p.m. on February 24, 1997. If accepted, this document shall become a contract between Seller and Buyer. A copy of this document may be executed by each party, separately, and when each party has executed a copy thereof, such copies taken together shall be deemed to be a full and complete contract between the parties.


BUYER:                             SELLER:


Ronald P. Manus by POA E.J. Moore   By: /s/ Stephen G. Calandrella
----------------------------------      -------------------------
Phyllis M. Manus by POA E.J. Moore      The Rockies Fund, Inc., A Nevada Corp.

/s/ Alan M. Agee
-----------------------------------
                                         (Affix Corp. Seal Here)

/s/ John R. Overturf
-----------------------------------



/s/ Jack Agee
-----------------------------------


* Seller shall attach hereto a copy of the corporate resolution which approves the execution of this contract.

29. Seller shall give Buyer a credit at closing for all tenant security deposits currently held, and any and all prepaid rents.

30.  Seller represents and warrants that it is unaware of any changes to the
property that would alter the existing environmental survey dated         .

31. Seller shall turn over possession of all documents, leases, contracts, etc. relating to the operation of the property.

32. Sellers, The Rockies Fund, Inc., hereby elect to include this purchase and sale in a tax-deferred or delayed exchange. Buyer shall cooperate with Seller in executing documents necessary and appropriate to accomplish such exchange, provided that the same does not delay close of escrow and is accomplished at to cost or liability to the Buyer.